CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 33-55785) and related prospectus of Viacom Inc. for the registration of 1,678,363 shares of Class A common stock, 113,783,769 shares of Class B common stock and 38,306,385 variable common rights and to the incorporation by reference therein of our reports dated August 27, 1993, except for Notes A and J, as to which the date is September 10, 1993, with respect to the consolidated financial statements and schedules of Paramount Communications Inc. included in its Transition Report (Form 10-K) for the eleven-month period ended March 31, 1994, as amended July 29, 1994 and as further amended August 12, 1994, all filed with the Securites and Exchange Commission.


                                             ERNST & YOUNG LLP


New York, New York
October 14, 1994